Exhibit 99.1

Dex Media, Inc. Reports Third Quarter Financial Results

Cash Flow from Operations of $102.4 Million Contributed to Adjusted Free Cash Flow*
for the Quarter of $144.1 Million. Adjusted Free Cash Flow* Combined with IPO
Proceeds were Utilized to Repay Debt of $317.4 Million for the Quarter.

DENVER — November 9, 2004 — Dex Media, Inc. (NYSE: DEX) today announced consolidated results for its quarter ended September 30, 2004. Consolidated GAAP results for the quarter are included in the next section, followed by a summary of GAAP results adjusted for the impacts of purchase accounting, costs related to the Initial Public Offering (“IPO”) and severance related to the previously announced workforce reduction. Management believes that presenting adjusted GAAP results and non-GAAP measures is important for investors to better understand underlying operational and financial performance and to facilitate comparison of results between periods.

“The third quarter continues our trend of positive revenue growth and free cash flow in line with expectations,” said George Burnett, president and CEO of Dex Media. “With the IPO behind us, we are fully focused on business operations. During the quarter, we implemented the second phase of the Amdocs production platform and announced a planned workforce reduction, which will be implemented in late 2004 and early 2005 resulting from expected system efficiencies.

“Additionally, with the introduction of Dex Web Clicks in Seattle and Omaha, which provides small businesses access to 30 major search engines and portals for a fixed price, we continue to demonstrate our ability to innovate and deliver value for our small business customers.”

Consolidated GAAP Results

For the third quarter 2004, Dex Media, Inc. (“Dex Media”) reported $404.6 million in revenue, $87.3 million in operating income and a $33.7 million net loss, or basic and diluted loss per share of $0.24. Dex Media generated cash from operating activities of $102.4 million, which was used in conjunction with net proceeds from the IPO of $354.2 million to pay down aggregate bank debt of $115.4 million, bringing total debt pay down for the quarter to $317.4 million. The remainder of the net proceeds was used to redeem Dex Media’s $128.5 million of outstanding 5% Series A Preferred Stock.

For the nine months ended September 30, 2004, Dex Media reported $1,189.5 million in revenue, $305.7 million in operating income and a $48.3 million net loss, or basic and diluted loss per share of $0.39. Cash provided by operating activities for the nine months ended September 30, 2004, was $354.2 million. Dex Media and its subsidiaries paid down total debt of $539.4 million, including aggregate bank debt of $337.4 million, in the first nine months of 2004 with the cash provided by operating activities and the net proceeds from the IPO. As a result of the Dex West acquisition in 2003, the related financing, and associated purchase accounting, 2004 results are not comparable with the prior year.

“We are pleased to deliver third quarter and nine months-ended September 30, 2004, financial performance in line with our previous guidance,” said Bob Neumeister, executive vice president and CFO. “Our free cash flow continues to remain strong and we expect these trends to continue into the fourth quarter. We reconfirm our 2004 guidance of positive revenue growth, albeit at a rate less than last year, and approximately a half turn of delevering, prior to any dividend payment.”

Consolidated Results, Including Adjustments and Non-GAAP Measures

For the 12 months following the acquisitions of its wholly-owned subsidiaries, Dex Media East LLC and Dex Media West LLC, Dex Media’s reported revenue and related cost of revenue were lower than they otherwise would have been due to the purchase method of accounting. During the third quarter, Dex Media’s reported revenue and cost of revenue were lower by $8.7 million and $0.8 million, respectively, due to the effects of purchase accounting. In addition, general and administrative expense for the quarter included a $20.0 million expense for the termination of annual advisory fees and an accrual of $8.5 million for severance expense related primarily to a planned workforce reduction. Finally, in addition to the $20.0 million payment to terminate annual advisory fees, cash flow from operations was impacted by a $24.1 million bond redemption premium and an associated $6.3 million accelerated payment of accrued interest, all paid in conjunction with the IPO. Unless otherwise noted, all “consolidated results, including adjustments and non-GAAP measures” have been adjusted to exclude the effects of the items noted above.

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Third Quarter Consolidated Results

For the three months ended September 30, 2004, Dex Media would have generated $413.3 million in revenue, a 1.3 percent increase over the same Combined1 period in 2003. In the third quarter, improvements in claims and disconnect rates contributed to increased directory services revenue. This increase was partially offset by a decline in other revenue, primarily due to a reduction in the number of products offered in our direct marketing services product line.

Gross margin in the third quarter 2004 would have been 69.9 percent compared to 70.1 percent for the Combined third quarter 2003, after adjusting to exclude the effects of purchase accounting. General and administrative expense would have been $53.5 million in the third quarter, which is comparable to the $53.8 million reported for the Combined third quarter of 2003.

Third quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted* was $235.4 million, resulting in an EBITDA, as adjusted* margin2 of 57.0 percent. Dex Media would have also generated cash provided by operating activities of $152.8 million and free cash flow* of $144.1 million for the three months ended September 30, 2004.

Nine-Month Consolidated Results

For the nine months ended September 30, 2004, Dex Media would have generated $1,236.3 million in revenue, a 1.3 percent increase over the same Combined period last year. EBITDA, as adjusted* was $702.2 million, yielding an EBITDA, as adjusted*, margin of 56.8 percent. In addition, Dex Media would have generated cash from operating activities of $404.6 million and free cash flow* of $356.6 million for the nine months ended September 30, 2004.

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Free Cash Flow* and Debt

For the third quarter ended September 30, 2004, Dex Media reported cash provided by operating activities of $102.4 million and free cash flow* of $93.7 million. Dex Media defines free cash flow* as cash provided by operating activities less capital expenditures. Before giving effect to costs associated with the IPO of $50.4 million paid in the third quarter, Dex Media would have generated cash from operating activities of $152.8 million and free cash flow* of $144.1 million. Capital expenditures of $8.7 million in the third quarter related primarily to software development costs associated with the implementation of Amdocs.

Dex Media’s free cash flow* for the third quarter was used to pay down aggregate bank debt of $115.4 million in the quarter. In addition, net proceeds from the IPO of $354.2 million were used by Dex Media to redeem $202.0 million of Dex Media East’s and Dex Media West’s senior subordinated notes, bringing total debt pay down for the quarter to $317.4 million. The remainder of the net proceeds was used to redeem Dex Media’s $128.5 million of outstanding 5% Series A Preferred Stock.

     At September 30, 2004, Dex Media had long term debt of:

(In millions)	September 30, 2004

Bank Credit Facilities	$2,866.4
Notes Outstanding	2,972.5

$5,838.9

Total leverage ratio3, as defined in our credit facilities (total indebtedness divided by the trailing 12-month adjusted consolidated EBITDA*), was 6.3x at September 30, 2004.

Cash interest of $108.3 million was paid in the quarter ended September 30, 2004, including the $24.1 million early redemption premium and $6.3 million accrued and unpaid interest, the payment of which was accelerated as part of the early redemption.

Dex Media’s average interest rate based on its weighted average cost of debt at September 30, 2004, was 6.8 percent.

Other Financial and Operational Highlights

•	Completed the IPO on July 27, 2004. Dex Media used a portion of the net proceeds of $354.2 million to redeem all of the outstanding 5% Series A Preferred Stock for $128.5 million including accrued and unpaid dividends. The remainder of the net proceeds was used to redeem $183.8 million in aggregate principal amount of Dex Media East’s Senior Subordinated Notes and $18.2 million in aggregate principal amount of Dex Media West’s Senior Subordinated Notes in August 2004.

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•	Appointed new independent board members, R. Glenn Hubbard, Dean of the Graduate School of Business at Columbia University, and Russell T. Lewis, President and CEO of the New York Times, to the Board of Directors and Audit Committee.

•	Debuted Web Clicks Internet package in Seattle, Washington for small businesses providing access to over 30 search engines at a fixed package price.

•	Installed the second phase of the Amdocs system in the Midwest region and completed other conversion activities as planned.

•	Announced planned workforce reduction of 160 employees, or approximately 6 percent of the total workforce, as a result of efficiencies gained through the Amdocs rollout, bringing total headcount to just over 2,800.

•	Entered into a new 50-month billing and collection agreement and a new hosting agreement with Qwest. All agreements with Qwest are third party contracts.

•	Executed $300 million of pay fixed rate swaps in October 2004, bringing the debt portfolio to 60.8% fixed.

•	Added to the Russell 1000 and 3000 Indexes

*Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), Dex Media also discloses EBITDA, EBITDA, as adjusted, and free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service, make capital expenditures and meet its working capital requirements. Dex Media does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define similar measures differently.

The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net income (loss). The following table presents a reconciliation of net income (loss) to EBITDA and EBITDA, as adjusted, for consolidated 2004 results compared to Combined 2003 results (in millions):

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	Third Quarter			Nine Months
	Ended Sept. 30,			Ended Sept. 30,
	2004	2003[1,4]	% Chg	2004	2003[1,4]	% Chg
Net income (loss)	$(33.7)	$7.6		$(48.3)	$103.0
Income tax provision (benefit)	(23.1)	3.9		(32.0)	59.4
Interest expense — net	144.1	111.3		386.1	273.0
Depreciation & amortization	8.6	6.7		22.3	16.8
Amortization of intangibles	103.1	67.7		309.3	174.8

EBITDA	199.0	197.2	0.9%	637.4	627.0	1.7%
Effects of purchase accounting:
Revenue	8.7	45.5		46.8	83.7
Cost of revenue	(0.8)	(12.9)		(10.5)	(22.8)

	206.9	229.8		673.7	687.9

Other adjustments:
Termination of advisory fees[5]	20.0			20.0
Accrued severance costs[6]	8.5			8.5

EBITDA, as adjusted*	$235.4			$702.2

Revenue	$404.6	$362.6		$1,189.5	$1,137.1
Effects of purchase accounting	8.7	45.5		46.8	83.7

Revenue, adjusted to exclude the effects of purchase accounting	$413.3	$408.1	1.3%	$1,236.3	$1,220.8	1.3%

EBITDA, as adjusted*, margin	57.0%			56.8%

The most directly comparable GAAP measure to free cash flow is cash provided by operating activities. The following table presents a reconciliation of cash provided by operating activities to free cash flow for consolidated 2004 results compared to Combined 2003 results (in millions):

	Third Quarter	Nine Months
	Ended Sept. 30,	Ended Sept. 30,
	2004	2004
Cash provided by operating activities	$102.4	$354.2
Capital expenditures	(8.7)	(48.0)

Free cash flow*	93.7	306.2

Adjustments:
IPO-related cash requirements[7]	50.4	50.4

Adjusted free cash flow*	$144.1	$356.6

Footnotes

1This presentation reflects the aggregation of Dex Media results and the operations of Dex West prior to its acquisition on September 9, 2003 (“Combined”). The presentation of Combined results for the quarter and the nine months ended September 30, 2003, is not in accordance with GAAP. We have presented the Combined results because (1) we believe that such financial information is important to an investor’s understanding of Dex

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Media’s future operations due to the Dex West acquisition and (2) Dex Media and Dex West were under common management for all periods presented.

2 EBITDA, as adjusted*, margin is defined as EBITDA, as adjusted*, divided by revenue, adjusted to exclude the effects of purchase accounting.

3 As defined by Dex Media’s credit facilities, total leverage ratio is the ratio of total indebtedness to adjusted consolidated EBITDA* for the period of four consecutive fiscal quarters. Total indebtedness is the aggregate principal amount of indebtedness that would be reflected on a balance sheet prepared in accordance with GAAP. Adjusted consolidated EBITDA* is EBITDA, as adjusted*, further adjusted for any significant non-recurring and non-cash items defined in the credit agreement. The presentation of total leverage at September 30, 2004, is not in accordance with GAAP. We have presented total leverage because we believe that such financial information is important to an investor’s understanding of Dex Media’s ability to service its debt.

4 The Combined 2003 results are not comparable to the consolidated 2004 results due to interest costs on Qwest indebtedness prior to the Dex West acquisition on September 9, 2003. In addition, in connection with the acquisition of Dex West, we acquired intangible assets subject to amortization and incurred significant indebtedness.

5 In conjunction with the IPO, a final lump sum payment of $20 million was paid to Dex Media’s equity sponsors to terminate the annual advisory fees payable under the management consulting agreements and was included in general and administrative expense in the third quarter of 2004.

6 Accrued severance costs were recorded in the third quarter and primarily relate to the previously announced planned workforce reduction as a result of the Amdocs rollout.

7 Operating cash requirements related to the IPO included the $20.0 million termination of annual advisory fees, the $24.1 million bond redemption premium and a $6.3 million accelerated payment of accrued interest related to these bonds.

Third Quarter Conference Call

A conference call will be held Thursday, November 11, 2004, at 11 a.m. Eastern Standard Time. The domestic dial-in number is 888-243-0812 and the international number is 703-736-7293. The conference ID is 513192. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media’s web site at www.dexmedia.com.

Please note: All statements made by Dex Media officers on this call are the property of Dex Media and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media.

About Dex Media, Inc. Dex Media, Inc. (NYSE: DEX) is the indirect parent company of Dex Media East LLC, Dex Media West LLC and Dex Media Service LLC. The company, through its subsidiaries, provides local and national advertisers with industry-leading directory and Internet solutions. As the exclusive publisher of the official White and Yellow Pages directories for Qwest Communications International Inc., Dex Media published 259

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directories in 2003 in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.

In 2003, Dex Media generated combined revenue of approximately $1.6 billion on a pro forma basis after giving effect to the acquisition of Dex West. Dex Media printed and distributed approximately 43 million print directories and CD-ROMs and served more than 400,000 local and 4,000 national advertiser accounts in 2003. Dex Media’s leading Internet-based directory, DexOnline.com, is the most used Internet Yellow Pages in the states Dex Media serves, according to market research firm comScore.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Pat Nichols	Brooke Martellaro
303-784-1555	866-545-2900
pat.nichols@dexmedia.com	brooke.martellaro@dexmedia.com

###

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Appendix: The following schedules have been provided for ease of reviewing combined and consolidated selected financial data for Dex Media, Inc. and its wholly-owned subsidiaries, Dex Media East, LLC and Dex Media West, LLC. Non-GAAP measures presented in these tables have been reconciled within this press release to the most directly comparable GAAP measure. Management believes this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service requirements, invest in capital expenditures and meet its working capital requirements.

Dex Media, Inc. and Subsidiaries
Selected Balance Sheet Data

	As of
(Dollars in Millions)	September 30, 2004
	Dex	Dex
	Media	Media	Dex Media Inc.
	East	West	Consolidated
Total Current Assets	$176.7	$243.2	$421.9
Total Assets	2,633.3	4,317.0	6,995.7
Total Current Liabilities	267.1	276.7	560.1
Long-term Debt (including current portion)	1,789.7	3,014.8	5,838.9
Total Liabilities	1,994.6	3,254.9	6,300.2
Total Equity	638.7	1,062.1	695.5
Total Liabilities & Equity	2,633.3	4,317.0	6,995.7
Bank Leverage Ratio	4.5x	5.8x	6.3x

	As of
(Dollars in Millions)	December 31, 2003
	Dex	Dex
	Media	Media	Dex Media Inc.
	East	West	Consolidated
Total Current Assets	$233.7	$209.4	$417.9
Total Assets	2,867.2	4,466.8	7,290.4
Total Current Liabilities	260.0	189.2	426.2
Long-term Debt (including current portion)	2,141.1	3,203.0	6,097.4
Total Liabilities	2,426.8	3,407.9	6,529.6
Total Equity	440.4	1,058.9	760.8
Total Liabilities & Equity	2,867.2	4,466.8	7,290.4
Bank Leverage Ratio	5.1x	6.0x	6.4x

Page 9 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Income Statement Data
Quarter Ended

(Dollars in Millions)	September 30, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Total Revenue	$182.9	$221.7	$—	$404.6
Total Revenue — excluding the effects of
Purchase Accounting	182.9	230.4	—	413.3
Cost of Revenue	55.0	68.5	—	123.5
Cost of Revenue — excluding the effects of
Purchase Accounting	55.0	69.3	—	124.3
General & Administrative — (including bad debt expense and termination of advisory fees)	37.7	44.0	0.3	82.0
Depreciation & Amortization	3.5	5.1	—	8.6
Amortization of Intangibles	45.3	57.8	—	103.1
Total Operating Expenses	141.4	175.5	0.3	317.2
Interest Expense	68.6	54.4	21.6	144.6
Net Income (Loss)	(15.4)	(4.8)	(13.5)	(33.7)

(Dollars in Millions)	September 30, 2003
	Dex		Inc.,
	Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Total Revenue	$175.3	$187.3	$—	$362.6
Total Revenue — excluding the effects of
Purchase Accounting	180.7	227.4	—	408.1
Cost of Revenue	50.2	58.7	—	108.9
Cost of Revenue — excluding the effects of
Purchase Accounting	51.6	70.2	—	121.8
General & Administrative — (including bad debt expense and termination of advisory fees)	24.4	29.4	—	53.8
Depreciation & Amortization	2.7	4.0	—	6.7
Amortization of Intangibles	53.6	14.1	—	67.7
Total Operating Expenses	130.8	106.2	—	237.0
Interest Expense	47.4	65.1	—	112.5
Net Income (Loss)	(3.4)	11.0	—	7.6

aThis presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.

Page 10 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

     Dex Media, Inc. and Subsidiaries
Selected Combining Cash Flow Data
Quarter Ended

(Dollars in Millions)	September 30, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	($15.4)	($4.8)	($13.5)	($33.7)
Cash Interest Paid	37.8	70.5	—	108.3
Cash Provided by (Used for) Operating Activities	32.9	72.0	(2.5)	102.4
Capital Expenditures	(3.9)	(4.8)	—	(8.7)
Cash Provided by (Used for) Investing Activities	(3.9)	(4.8)	—	(8.7)
Debt Repayments	(237.2)	(80.2)	—	(317.4)
Cash Provided by (Used for) Financing Activities	(29.0)	(66.1)	2.7	(92.4)
Beginning Cash Balance	—	1.8	0.7	2.5
Ending Cash Balance	—	2.9	0.9	3.8

(Dollars in Millions)	September 30, 2003
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	($3.4)	($17.6)	$—	($21.0)
Cash Interest Paid	16.1	0.9	—	17.0
Cash Provided by (Used for) Operating Activities	81.1	61.5	—	142.6
Capital Expenditures	(10.3)	(1.9)	—	(12.2)
Cash Provided by (Used for) Investing Activities	(10.8)	(4,346.4)	—	(4,357.2)
Debt Repayments	(40.0)	(80.0)	—	(120.0)
Cash Provided by (Used for) Financing Activities	(41.9)	4,293.3	—	4,251.4
Beginning Cash Balance	12.7	—	—	12.7
Ending Cash Balance	41.2	8.4	—	49.6

Page 11 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

     Dex Media, Inc. and Subsidiaries
Selected Combining Income Statement Data
Nine Months Ended

(Dollars in Millions)	September 30, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Total Revenue	$543.5	$646.0	$—	$1,189.5
Total Revenue — excluding the effects of Purchase Accounting	543.5	692.8	—	1,236.3
Cost of Revenue	165.6	198.3	—	363.9
Cost of Revenue — excluding the effects of Purchase Accounting	165.6	208.8	—	374.4
General & Administrative — (including bad debt expense and termination of advisory fees)	85.5	102.3	0.4	188.2
Depreciation & Amortization	9.1	13.2	—	22.3
Amortization of Intangibles	135.8	173.5	—	309.3
Total Operating Expenses	396.1	487.3	0.3	883.7
Interest Expense	163.1	162.3	61.9	387.3
Net Income (Loss)	(8.4)	(1.9)	(38.0)	(48.3)

(Dollars in Millions)	September 30, 2003
	Dex		Inc.,
	Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Total Revenue	$492.4	$644.7	$—	$1,137.1
Total Revenue — excluding the effects of Purchase Accounting	536.0	684.8	—	1,220.8
Cost of Revenue	147.4	198.1	—	345.5
Cost of Revenue — excluding the effects of Purchase Accounting	158.7	209.6	—	368.3
General & Administrative— (including bad debt expense and termination of advisory fees)	71.6	81.6	—	153.2
Depreciation & Amortization	8.1	8.8	—	16.9
Amortization of Intangibles	160.8	14.1	—	174.9
Total Operating Expenses	387.9	302.5	—	690.4
Interest Expense	145.8	130.2	—	276.0
Net Income (Loss)	(31.2)	134.2	—	103.0

aThis presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.

Page 12 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

     Dex Media, Inc. and Subsidiaries
Selected Combining Cash Flow Data
Nine Months Ended

(Dollars in Millions)	September 30, 2004
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	($8.4)	($1.9)	($38.0)	($48.3)
Cash Interest Paid	119.6	170.1	20.6	310.3
Cash Provided by (Used for) Operating Activities	167.6	206.2	(19.6)	354.2
Capital Expenditures	(22.4)	(25.6)	—	(48.0)
Cash Provided by (Used for) Investing Activities	(22.4)	(20.4)	—	(42.8)
Debt Repayments	351.2	188.2	—	539.4
Cash Provided by (Used for) Financing Activities	(148.0)	(187.5)	20.5	(315.0)
Beginning Cash Balance	2.8	4.6	—	7.4
Ending Cash Balance	—	2.9	0.9	3.8

(Dollars in Millions)	September 30, 2003
	Dex	Dex	Inc.,
	Media	Media	Eliminations	Dex Media Inc.
	East	West	& Other	Consolidated
Net Income (Loss)	($31.2)	($17.6)	$—	($48.8)
Cash Interest Paid	106.8	0.9	—	107.7
Cash Provided by (Used for) Operating Activities	182.3	61.5	—	243.8
Capital Expenditures	(23.7)	(1.9)	—	(25.6)
Cash Provided by (Used for) Investing Activities	(26.2)	(4,346.4)	—	(4,372.6)
Debt Repayments	(149.9)	(80.0)	—	(229.9)
Cash Provided by (Used for) Financing Activities	(152.5)	4,293.3	—	4,140.8
Beginning Cash Balance	37.6	—	—	37.6
Ending Cash Balance	41.2	8.4	—	49.6

Page 13 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Quarter Ended

(Dollars in Millions)	September 30, 2004
			Inc.,	Dex Media
	Dex Media	Dex Media	Eliminations	Inc.
	East	West	& Other	Consolidated
Net income (loss)	($15.4)	($4.8)	($13.5)	($33.7)
Income tax provision (benefit)	(11.4)	(3.2)	(8.5)	(23.1)
Interest expense — net	68.3	54.2	21.6	144.1
Depreciation & amortization	3.5	5.1	—	8.6
Amortization of intangibles	45.3	57.8	—	103.1

EBITDA*	90.3	109.1	(0.4)	199.0
Effects of purchase accounting:
Revenue	—	8.7	—	8.7
Cost of revenue	—	(0.8)	—	(0.8)

	90.3	117.0	(0.4)	206.9
Other adjustments:
Termination of advisory fees	10.0	10.0	—	20.0
Accrued severance costs	3.8	4.7	—	8.5

EBITDA, as adjusted*	$104.1	$131.7	($0.4)	$235.4

Revenue	$182.9	$221.7	$—	$404.6
Effects of purchase accounting	—	8.7	—	8.7

Revenue, adjusted to exclude the effects of purchase accounting	$182.9	$230.4	$—	$413.3

EBITDA, as adjusted*, margin	56.9%	57.1%		57.0%

Page 14 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

     Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Quarter Ended

(Dollars in Millions)	September 30, 2003
			Inc.,
	Dex Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Net income (loss)	($3.4)	$11.0	$—	$7.6
Income tax provision (benefit)	(2.2)	6.1	—	3.9
Interest expense — net	47.3	64.0	—	111.3
Depreciation & amortization	2.7	4.0	—	6.7
Amortization of intangibles	53.6	14.1	—	67.7

EBITDA*	98.0	99.2	—	197.2
Effects of purchase accounting:
Revenue	5.4	40.1	—	45.5
Cost of revenue	(1.4)	(11.5)	—	(12.9)

	$102.0	$127.8	$—	$229.8

Revenue	$175.3	$187.3	$—	$362.6
Effects of purchase accounting	5.4	40.1	—	45.5

Revenue, adjusted to exclude the effects of purchase accounting	$180.7	$227.4	$—	$408.1

aThis presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.

Page 15 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Nine Months Ended

(Dollars in Millions)	September 30, 2004
			Inc.,	Dex Media
	Dex Media	Dex Media	Eliminations	Inc.
	East	West	& Other	Consolidated
Net income (loss)	($8.4)	($1.9)	($38.0)	($48.3)
Income tax provision (benefit)	(6.7)	(1.2)	(24.1)	(32.0)
Interest expense — net	162.5	161.7	61.9	386.1
Depreciation & amortization	9.1	13.2	—	22.3
Amortization of intangibles	135.8	173.5	—	309.3

EBITDA*	292.3	345.3	(0.2)	637.4
Effects of purchase accounting:
Revenue	—	46.8	—	46.8
Cost of revenue	—	(10.5)	—	(10.5)

	292.3	381.6	(0.2)	673.7
Other adjustments:
Termination of advisory fees	10.0	10.0	—	20.0
Accrued severance costs	3.8	4.7	—	8.5

EBITDA, as adjusted*	$306.1	$396.3	($0.2)	$702.2

Revenue	$543.5	$646.0	$—	$1,189.5
Effects of purchase accounting	—	46.8	—	46.8

Revenue, adjusted to exclude the effects of purchase accounting	$543.5	$692.8	$—	$1,236.3

EBITDA, as adjusted*, margin	56.3%	57.2%		56.8%

Page 16 of 16	DEX MEDIA THIRD QUARTER 2004 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Nine Months Ended

(Dollars in Millions)	September 30, 2003
			Inc.,
	Dex Media	West	Eliminations	Inc.
	East	Combined[a]	& Other	Combined[a]
Net income (loss)	($31.2)	$134.2	$—	$103.0
Income tax provision (benefit)	(20.8)	80.2	—	59.4
Interest expense — net	145.2	127.8	—	273.0
Depreciation & amortization	8.1	8.7	—	16.8
Amortization of intangibles	160.7	14.1	—	174.8

EBITDA*	262.0	365.0	—	627.0
Effects of purchase accounting:
Revenue	43.6	40.1	—	83.7
Cost of revenue	(11.3)	(11.5)	—	(22.8)

	$294.3	$393.6	$—	$687.9

Revenue	$492.4	$644.7	$—	$1,137.1
Effects of purchase accounting	43.6	40.1	—	83.7

Revenue, adjusted to exclude the effects of purchase accounting	$536.0	$684.8	$—	$1,220.8

aThis presentation reflects the aggregation of operations from the acquired business in the Dex West states prior to the September 9, 2003 acquisition date and the operations of Dex Media West LLC subsequent to the acquisition.